AMENDMENT TO THE
                 NUVOMEDIA, INC. 1997 STOCK PLAN

                            RECITALS

          A.   On January 10, 2000, Gemstar International Group
Limited ("Gemstar") acquired NuvoMedia, Inc., a California corporation, pursuant to that certain Agreement and Plan of Merger dated December 22, 1999 (the "Merger Agreement");

          B. The Gemstar Board of Directors (the "Board"), at a meeting on December 22, 1999, (1) approved the assumption by Gemstar of the NuvoMedia, Inc. 1997 Stock Plan (the "Plan") and all of the then outstanding options granted under the Plan, (2) approved the conversion of awards outstanding under the Plan to awards to acquire Gemstar common stock as contemplated by the Merger Agreement, and (3) authorized the officers of Gemstar to execute and deliver any and all documents necessary to carry out the assumption of the Plan and the assumption and conversion of all the outstanding options granted under the Plan;

          C. Gemstar has or will deliver to the holders of outstanding options granted under the Plan a notice reflecting the assumption of such options by Gemstar and the conversion of the number of shares of common stock subject thereto in accordance with the Merger Agreement.

          D.   It is advisable to amend the Plan to reflect
Gemstar's assumption of the Plan.

                            AMENDMENT

          The Plan is hereby amended as follows:

          1. The definition of "Company" set forth in the Plan is amended to read as follows: "`Company' means Gemstar
International Group Limited, a Delaware corporation."

          2. The number of shares of stock set forth in Section 3 of the Plan is amended to read "347,214," which number of shares equals the number of shares subject to the Plan immediately prior to its assumption by Gemstar (4,000,000), as adjusted in accordance with the Merger Agreement to reflect the conversion of the shares to shares of Gemstar Common Stock.

          IN WITNESS WHEREOF, Gemstar has caused this Amendment to be executed by the undersigned duly authorized officer.

                              GEMSTAR INTERNATIONAL GROUP
                              LIMITED,
                              a Delaware corporation


Dated:  February 24, 2000     By:  /s/ Stephen A. Weiswasser
                                   ------------------------------
                                   Stephen A. Weiswasser
                                   Executive Vice President
                                   and General Counsel